EXHIBIT 99.1

LANDRY’S RESTAURANTS, INC. ANNOUNCES

$450 MILLION SENIOR NOTES OFFERING

HOUSTON, Texas (December 3, 2004) – Landry’s Restaurants, Inc. (NYSE: “LNY”) today announced that it intends to commence an offering of $450 million in aggregate principal amount of senior notes due 2014. The notes will be unsecured and guaranteed by certain of Landry’s subsidiaries. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act.

The Company plans to use the net proceeds of the offering to refinance substantially all of its outstanding debt, pay related transaction fees and expenses and for general corporate purposes, which may include acquisitions, investments and repurchases of stock.

The securities have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company’s ability to successfully complete the offering and other transactions described above is subject to various risks, many of which are outside of its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

CONTACT:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President		Senior Vice President
	and CEO		and CFO
	(713) 850-1010		(713) 850-1010